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                                                                    EXHIBIT 11.1


                               ILEX ONCOLOGY, INC.
                        COMPUTATION OF NET LOSS PER SHARE
                     (In Thousands, Except Per Share Amount)


                                                                                Three Months Ended           Nine months Ended
                                                                                   September 30,               September 30,
                                                                                1996          1997          1996          1997
                                                                              --------      --------      --------      --------
Net Loss ................................................................     $   (739)     $ (3,859)     $ (1,729)     $ (5,652)
Weighted average number of shares of Common Stock and Common Stock equivalents outstanding:
Weighted average number of shares of Common Stock outstanding ...........        1,188        11,911         1,188        11,379
Common Stock equivalents applicable to convertible preferred stock (1) ..        7,089             0         6,429             0
Weighted average number of Common Stock equivalents applicable to stock
options and warrants (1) ................................................          963           592           943           592
Common Stock and Common Stock equivalents ...............................        9,240        12,503         8,560        11,971
Net loss per share - primary ............................................     $  (0.08)     $  (0.31)     $  (0.20)     $  (0.47)
Net Loss ................................................................     $   (739)     $ (3,859)     $ (1,729)     $ (5,652)
Weighted average number of shares of Common  Stock and Common Stock equivalents outstanding:
Weighted average number of shares of Common Stock outstanding ...........        1,188        11,911         1,188        11,379
Common Stock equivalents applicable to  convertible preferred stock (1)..        7,089             0         6,429             0
Weighted average number of Common Stock  equivalents  applicable to
stock options and warrants (1) ..........................................          963           592           943           592
                                                                              --------      --------      --------      --------
Common Stock and Common Stock equivalents, assuming
full dilution ...........................................................        9,240        12,503         8,560        11,971

Net loss per share - fully diluted (2) ..................................     $  (0.08)     $  (0.31)     $  (0.20)     $  (0.47)



(1) Convertible stock, stock options and stock warrants issued within one year prior to an initial public offering with a conversion price or exercise price below the estimated initial public offering price has been included as outstanding for all periods specified by SAB No. 83 (Topic 4-D).

(2) This calculation is submitted in accordance with Item 601(b)11 of regulation S-K although it is not required by APB Opinion No. 15 because it results in dilution of less than 3% or is antidilutive.



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